Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
LENZ Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share, reserved for issuance under the Registrant's 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,997,559(2)	$15.97(6)	$31,901,018	$147.60 per $1,000,000	$4,709.00
Equity	Common Stock, par value $0.00001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Registrant’s 2024 Equity Incentive Plan	Rule 457(h)	1,362,500(3)	$15.07(7)	$20,532,875	$147.60 per $1,000,000	$3,031.00
Equity	Common Stock, par value $0.00001 per share, reserved for issuance under the Registrant's 2024 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	250,995(4)	$13.58(8)	$3,408,513	$147.60 per $1,000,000	$504.00
Equity	Common Stock, par value $0.00001 per share, that may be issued pursuant to the exercise of outstanding stock options under the LENZ Therapeutics Operations, Inc. 2020 Equity Incentive Plan	Rule 457(h)	1,590,018(5)	$4.24(9)	$6,741,677.00	$147.60 per $1,000,000	$996.00
Total Offering Amounts			5,201,072		$62,584,083		$9,240.00
Total Fee Offsets(10)							–
Net Fee Due							$9,240.00
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the LENZ Therapeutics Operations, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), the Registrant's 2024 Equity Incentive Plan (the “2024 Plan”) and the Registrant's 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock.
(2)Represents 1,649,448 shares of Common Stock reserved for issuance under the 2024 Plan as of the date of this Registration Statement, plus up to an additional 348,111 shares of Common Stock that may become issuable under the 2024 Plan pursuant to its terms as a result of forfeited or terminated awards under the prior Graphite Bio,

Inc. 2020 Stock Option and Grant Plan (the “GRPH 2020 Plan”) and/or the prior Graphite Bio, Inc. 2021 Stock Option and Incentive Plan (the “GRPH 2021 Plan”). As of the date hereof, 1,362,500 shares of Common Stock are subject to options outstanding under the 2024 Plan. Pursuant to the terms of the 2024 Plan, the shares reserved for issuance under the 2024 Plan include any shares subject to awards granted under the 2020 Plan (including, but not limited to, awards granted under the 2020 Plan that were assumed by the Registrant in the merger between Generate Merger Sub, Inc., a wholly-owned subsidiary of the Registrant, and LENZ Therapeutics Operations, Inc. (f/k/a Lenz Therapeutics, Inc.) (the “Merger”)), the GRPH 2020 Plan and the GRPH 2021 Plan, each as amended, that, on or after the effective date of the Merger, expire or terminate without having been exercised in full, are tendered to or withheld for payment of an exercise price or for tax withholding obligations, are forfeited or repurchased due to failure to vest. The maximum aggregate total number of shares that can be added to the 2024 Plan pursuant to such assumed awards granted under the 2020 Plan, the GRPH 2020 Plan and the GRPH 2021 Plan is 1,607,930. See footnote 5 below.
(3)Represents shares of Common Stock issuable upon the exercise of stock options granted under the 2024 Plan that are outstanding as of the date of this Registration Statement.
(4)Represents 250,995 shares of Common Stock reserved for issuance under the 2024 ESPP.
(5)Represents 1,590,018 shares of Common Stock issuable upon the exercise of stock options granted under the 2020 Plan that were assumed by the Registrant and are outstanding as of the date of this Registration Statement. No additional awards will be made under the 2020 Plan. To the extent that outstanding awards under the 2020 Plan (or the GRPH 2020 Plan or the GRPH 2021 Plan) which were assumed in the Merger are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, those shares will become available for issuance under the 2024 Plan. The maximum aggregate total number of shares that can be added to the 2024 Plan pursuant to such assumed awards granted under the 2020 Plan, the GRPH 2020 Plan and the GRPH 2021 Plan is 1,607,930.
(6)Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $15.97, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on May 15, 2024 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).
(7)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $15.07 per share, the weighted-average exercise price of stock option awards outstanding under the 2024 Plan as of the date of this Registration Statement.
(8)Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $13.58, which is 85% of the average of the high and low prices of shares of Common Stock on Nasdaq on May 15, 2024 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2024 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on (i) the first trading day of the offering period or (ii) the exercise date.
(9)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.24 per share, the weighted-average exercise price of stock option awards outstanding under the 2020 Plan as of the date of this Registration Statement.
(10)The Registrant does not have any fee offsets.